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                                                               Exhibit (a)(1)(U)

                       OFFICE OF THE SECRETARY OF STATE

                              SECURITIES DIVISION

IN THE MATTER OF:                                           CAUSE NO. 00-0208 TO

              TENDER OFFER BY MERIDIAN INSURANCE GROUP ACQUISITION CORPORATION, A WHOLLY OWNED SUBSIDIARY OF AMERICAN
              UNION INSURANCE COMPANY, TO ACQUIRE ALL OUTSTANDING
              SHARES OF MERIDIAN INSURANCE GROUP, INC.

                     FINDINGS OF FACT, CONCLUSIONS OF LAW
                                AND FINAL ORDER

--------------------------------------------------------------------------------

                                  Background
                                  ----------

     On September 25, 2000, this matter came before the Securities Commissioner for a hearing on the takeover statement filed by Meridian Insurance Acquisition Corporation, a wholly owned subsidiary of American Union Insurance Company. The Securities Commissioner, having considered the testimony and exhibits admitted at the hearing, together with the supporting briefs and proposed findings submitted by the parties, now enters the following findings of fact, conclusions of law and final order.

                               Findings of Fact
                               ----------------

     1. Meridian Insurance Group, Inc. hereinafter "Meridian"), is an Indiana corporation with its principal place of business at 3955 North Meridian Street, Indianapolis, Indiana 46202-1908.

     2.  Meridian has substantial assets in the State of Indiana.

     3. Meridian has in excess of seventy-five (75) shareholders of its common stock, which is publicly listed on the New York Stock Exchange under the symbol MIGI.
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     4.  American Union Insurance Company (hereinafter "American Union") is organized in the State of Illinois with a principal place of business at 303 East Washington Street, Bloomington, Illinois 61701.

     5. Meridian Insurance Group Acquisition Corporation (hereinafter "MIGAC") is an Illinois corporation and a wholly owned subsidiary of American Union.

     6.  MIGAC was organized for the sole purpose of acquiring Meridian.

     7. Gregory M. Shepard and Tracy M. Shepard are affiliates as defined by the Indiana Business Takeover Act and are, therefore, parties to this transaction.

     8. On August 30, 2000, MIGAC and American Union commenced a tender offer for all outstanding shares of Meridian by filing a takeover statement (SEC Schedule-TO) with the U.S. Securities and Exchange Commission (hereinafter "SEC") and the Securities Division of the Indiana Secretary of State's office (hereinafter "Securities Division").

     9. Pursuant to Ind. Code (S) 23-2-3.1-7, the Securities Commissioner issued a Notice of Hearing on September 1, 2000, scheduling the takeover statement filed by MIGAC and American Union for hearing on September 25, 2000, within the statutory period.

     10. On September 14, 2000, MIGAC and American Union amended their takeover statement to include, among other changes, the identification of Gregory M. Shepard and Tracy M. Shepard as offerors.

     11. On September 18, 2000, offerors MIGAC, American Union, Gregory M. Shepard and Tracy M. Shepard (hereinafter "offerors") further amended and supplemented

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          the takeover statement to amend the financial terms of the offer among other changes./1/

     12. On or about September 21, 2000, the Securities Division filed an Administrative Complaint requesting that a Cease and Desist Order be issued against MIGAC and American Union, their officers, employees, and agents ordering them to cease and desist from further violations of or be ordered to comply with the Indiana Business Takeover Act.

     13. On or about September 25, 2000, a hearing was held, testimony submitted and evidence admitted in this matter. The parties agreed that the sole purpose of the hearing was to determine, by a preponderance of the evidence, whether:

             [T]he takeover statement fails to provide full and fair disclosure to the offerees of all material information concerning the takeover offer...

          Ind. Code (S) 23-2-3.1-7(a)(1)/2/

     14. Upon the parties' agreement and stipulation, all documents previously identified and filed as part of the parties' respective witness lists were admitted into evidence without objection./3/

     15. The financial statements of American Union filed as part of the takeover statement have been prepared on the basis of statutory accounting principles ("SAP") rather than on the basis of generally accepted accounting principles

------------------------------------
/1/ The term "takeover statement" hereinafter used in this order refers to the takeover statement filed on August 30, 2000, along with all amendments thereto.

/2/ The parties agreed that there was no dispute as to the takeover statement's satisfaction of the requirement specified in Ind. Code (S) 23-2-3.1-7(a)(2) and that statutory requirement is not in issue here.

/3/ By agreement of the parties, the handwritten notes (beginning "handed to me...") appearing at the top of Exhibit 6 of Offeree Meridian's First Supplemental Exhibit List, were stricken from the record.

                                       3

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    ("GAAP"). No reconciliation between SAP and GAAP is provided and the 1998 and 1999 American Union financial statements are not audited.

16. Offerors argue that American Union is a privately held property and casualty insurance company which prepares and files its financial statements with the Illinois Department of Insurance on the basis of SAP and, pursuant to Instruction 8 of Item 10 of SEC Schedule TO (17 C.F.R. (S) 240.14d-100 K,
    Item 10 Financial Statements, no. 8), is not required to prepare GAAP financial statements.

17. Instead of providing a reconciliation between GAAP and SAP, offerors provide a narrative description of what they contend are all material variations between GAAP and SAP. According to offerors, Instruction 8 to Item 10 of
    SEC Schedule TO (17 C.F.R. (S) 240.14d-100 K, Item 10 Financial Statements, no. 8) permits the use of a narrative description when a reconciliation between GAAP and SAP is not available or obtainable without unreasonable cost or expense.

18. Offerors assert that Instruction 7 to Item 10 of Schedule TO of the SEC (17 C.F.R. (S) 240.14d-100 K, Item 10 Financial Statements, no. 7) specifically permits the use of unaudited financial statements in the case of an offeror which is not subject to the periodic reporting requirements of the Securities Exchange Act of 1934 (15 U.S.C. 78) and where audited financial statements are not available without unreasonable cost or expense.

19. The offerors presented no meaningful evidence regarding the costs or expenses that would be incurred in providing audited financial statements and/or a reconciliation between SAP and GAAP as a part of the tender offer statement.

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20. In regard to the source of funds or other consideration to be used to finance the takeover, the offerors' takeover statement provides as follows;

    "Gregory M. Shepard's net worth immediately prior to the commencement of the Offer was approximately $56.1 million consisting of assets of $101.6 million and liabilities of $45.5 million. Gregory M. Shepard's principal assets are his stock in Parent and the Company and investment real estate. Tracey M. Shepard's net worth immediately prior to the commencement of the Offer was approximately $73.8 million consisting of assets of $79 million and liabilities of $5.2 million. Tracey M. Shepard's principal assets are his stock in Parent and investment real estate."

21. The takeover statement merely states the net worth of the offerors, Gregory
    M. Shepard and Tracey M. Shepard, and that such net worth is comprised primarily of stock in American Union Insurance Group and investment real estate that will be used to finance twenty-five percent (25%) of the transaction, approximately $18.7 million.

22. The takeover statement states that the remaining seventy-five percent (75%) of the transaction, approximately $56.2 million, will be financed through a capital contribution from American Union.

23. The assets of the Shepards that consist of capital stock of American Union and the assets to be used to finance the other seventy-five (75%) stated in paragraph 22 above are essentially one and the same.

24. The takeover statement does not contain any disclosures regarding the amounts of the Shepards' net worth constituting illiquid assets and/or the magnitude of guarantees or contingencies that may negatively affect their net worth.

25. The assertion in Item 10 of the takeover statement that offerors' principal assets are "stock in [American Union] and investment real estate" fail to establish that offerors, in fact, have sufficient net worth and liquidity to finance the takeover.

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26. Any Finding of Fact more properly construed as a Conclusion of Law shall be so construed and any Conclusion of Law more properly construed as a Finding of Fact shall be so construed.


                              Conclusions of Law
                              ------------------

1. The Securities Commissioner has jurisdiction over the parties and the subject matter of this action.

2. The intent of the Indiana General Assembly in adopting the Indiana Business Takeover Act is set forth at Ind. Code (S)(S)23-2-3.1-0.5(a) and (b) which provide as follows:

         (a) The general assembly finds that it is often difficult for corporate shareholders to obtain sufficient information to make an informed and timely decision when faced with the questions of accepting or rejecting a takeover offer. Moreover, there have emerged a number of practices which have resulted in shareholders of Indiana corporations losing the benefits of takeover offers because they lacked the sophistication and ability to secure those benefits. These practices have included multiple proration pools, two-step transactions a similar practices, and have resulted in relatively small shareholders losing both the advantages of the takeover offer and their equity positions in the corporation.

         (b) By enacting this chapter, it is the intent and purpose of the general assembly to provide for full and fair disclosure of all material information concerning takeover offers to shareholders of Indiana corporations, so that the opportunity of each shareholder to make an informed and well-reasoned investment decision may be secured. It is also the purpose of the general assembly to protect shareholders of Indiana corporations from being disadvantaged by those practices described in subsection (a). Finally, it is the purpose of the general assembly to provide for adequate disclosure and that protection in a manner consistent with the Constitutions of the United States and of Indiana.

                                       6
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3.  Ind. Code (S) 23-2-3.1-9(a) provides that the Indiana Business Takeover Act shall be administered by the Secretary of State of Indiana by and through the Securities Commissioner, who may exercise all powers granted to him under the Indiana Securities Act, Ind. Code (S) 23-2-1.

4. MIGAC, its parent corporation American Union, Gregory Shepard and Tracy Shepard are offerors under Ind. Code (S) 23-2-3.1-1 (Offeror means a person who makes or in any way participates in making a takeover offer").

5. Meridian is a target company under Ind. Code (S) 23-2-3.1-1 ("an issuer of securities which is organized under the laws of the state, has its principal place of business in this state, and has substantial assets in this state.").

6. Pursuant to Ind. Code (S) 23-2-3.1-2, "[a] person shall not make a takeover offer unless the offer is in compliance with sections 3, 4, 5.5, 6.5, 7 and 8 of this chapter."

7.  The Securities Commissioner's role in a hearing under Ind. Code
    (S) 23-2-3.1-7 is statutorily defined and narrowly circumscribed. Simply stated, given the evidence presented at the hearing, and the parties' above-described stipulations, the Securities Commissioner must determine whether the takeover statement filed by offerors fully and fairly discloses to the offerees all material information concerning the offer.

8. A takeover statement must provide full and fair disclosure of all material information. An omitted fact is deemed material only if there is a substantial likelihood that a reasonable shareholder would consider it important in deciding how to vote. In essence, there must be a substantial likelihood that the disclosure

                                       7
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    of the omitted fact would have been viewed by the reasonable shareholder as having significantly altered the "total mix" of information made available. TSC Industries, Inc. v. Northway, Inc. 426 U.S. 438, 449 (1976).

9. The takeover offer commenced by offeres is subject to federal law. Pursuant to Ind. Code (S) 23-2-3.1-5(a) "[i]f the takeover offer is subject to any federal law, including the Securities Exchange Act of 1934 (15 U.S.C. 78),
    the statement must consist of.....document[s] required to be filed with the
    Securities and Exchange Commission...."

10. Instruction 4 to Item 10 of SEC Schedule TO (17 C.F.R. (S) 240.14d-100 K,
    Item 10 Financial Statements, no. 4) requires that financial statements provide material disclosures including, but not limited to, the following

     "If the offeror in a third-party tender offer is a natural person, and such person's financial information is material, disclose the net worth of the offeror. If the offeror's net worth is derived from material amounts of assets that are not readily marketable or there are material guarantees and contingencies, disclose the nature and approximate amount of the individual's net worth that consists of illiquid assets and the magnitude of any guarantees or contingencies that may negatively affect the natural person's net worth.

11.  Instruction 7 to Item 10 of SEC Schedule TO (17 C.F.R. (S) 240.14d-100 K,
     Item 10 Financial Statements, no. 7) provides as follows:

     "If the offeror is not subject to periodic reporting requirements of the Act, the financial statements required by this Item need not be audited if audited financial statements are not available or obtainable without unreasonable cost or expense. Make a statement to that effect and the reasons for their unavailability."

12.  Instruction 8 to Item 10 of SEC Schedule TO (17 C.F.R. (S) 240.14d-100 K,
     Item 10 Financial Statements, no. 8) provides as follows:

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             "If the financial statements required by this Item are prepared on the basis of a comprehensive body of accounting principles other than U.S. GAAP, provide a reconciliation to U.S. GAAP in accordance with Item 17 of Form 20-F ((S)249.220f of this chapter), unless a reconciliation is unavailable or not obtainable without unreasonable cost or expense. At a minimum, however, when financial statements are prepared on a basis other than U.S. GAAP, a narrative description of all material variations in accounting principles, practices and methods used in preparing the non-U.S. GAAP financial statements from those accepted in the U.S. must be presented."

     13. The takeover statement filed by the offerors fails to adequately disclose the source and amount of funding relied upon by the offerors to finance the intended takeover and fails to provide adequate information concerning the financial condition of the offerors.

     14. Given the fact that offerors' takeover statement makes clear that the offerors seek only to purchase an amount of shares that would result in control of 50.1% of the outstanding shares of Meridian, the offerors have failed to provide material information concerning the takeover as follows:

             (a) Offerors have failed, without adequate explanation, to provide a reconciliation of American Union's financial statements, prepared in accordance with statutory accounting principles
                  (SAP), such that offerors' disclosure may be considered under generally accepted accounting principles (GAAP);

             (b) Offerors have failed, without adequate explanation, to provide an auditors' report regarding their SAP based financial statements;

             (c) Offerers have failed to sufficiently describe in Item 10 of their takeover statement, the source of funds or other consideration to be used to fund the offer;/4/

------------------------------------
/4/ The SEC recently observed that "[A] bidder's ability to pay for the securities is a material disclosure item. We believe the disclosure the security holders currently receive in this area can be improved by clarifying the "source of funds" item requirement for tender offers and going-private transactions. As proposed, we are revising [Schedule TO] to require disclosures of information regarding the specific sources of financing, and conditions to the financing, and the filing person's ability to finance the transaction through alternative means if the primary source of financing should fall through."

                                       9
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             (d)  Offerors have failed, without adequate explanation, to include the required disclosure relative to the amounts of Gregory and Tracy Shepards' net worth constituting illiquid assets and the magnitude of guarantees or contingencies that may negatively affect their net worth; and

             (e) Offerers have failed, without adequate explanation, to affirmatively demonstrate that the above information (items described in Paragraphs 10(a) through 10(b) above) could not be prepared and produced absent unreasonable cost or expense./5/

     15. Meridian and the Securities Division have demonstrated, by a preponderance of the evidence, that the takeover statement fails to provide for full and fair disclosure of all material information concerning the takeover offer to the shareholders of Meridian as required under Ind. Code (S) 23-2-3.1.

     16. Ind. Code (S) 23-2-3.1-10(a) provides [w]henever it appears to the commissioner that any person has engaged or is about to engage in any act or practice constituting a violation of any provision of this chapter or any regulation or order adopted under this chapter, the commissioner may investigate and issue orders and notices, including ex partc cease and desist orders without notice..."

     17. Ind. Code (S) 23-2-3.1-7 provides that if, following a hearing, the Securities Commissioner finds that the takeover statement fails to provide full and fair disclosures to the offerees of all material information concerning the takeover, the Securities Commissioner shall by order prohibit the purchase of shares tendered

------------------------------------
/5/ The offerors presented no evidence as to the cost which would be necessary to provide the material information specified here. The conclusory testimony presented by the offerors' sole witness, Stephen Greenberg, failed to provide any specific evidence relating to the cost, or the estimated cost, which would be incurred to provide this information.

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

          in response to the takeover offer or condition purchase upon changes of modifications.

     18. It would be contrary to the findings and intent of the Indiana General Assembly as set forth at Ind. Code (S) 23-2-3.1-0.5 of the Indiana Business Takeover Act to allow the offerors to proceed with their takeover offer until such time as the takeover statement is modified or amended to provide for full and fair disclosure to the offerees of all material information concerning the takeover offer.

     19. Unless offerors are prohibited, pursuant to Ind. Code (S) 23-2-3.1-7, from proceeding with the takeover offer until they correct the deficiencies in the takeover statement, the shareholders of Meridian will suffer immediate and irreparable harm.

     20. In the case of a takeover offer subject to the approval of the Indiana Insurance Commissioner, no shares may be tendered or purchased by the offeror until after approval by both the Securities Commissioner and the Insurance Commissioner.

     21. An appeal may be taken by any offeror, target company, or other party to this proceeding from any final order of the Securities Commissioner in accordance with Ind. Code (S) 23-2-3.1-11 and any applicable rules of court.

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                                  Final Order
                                  -----------

     WHEREAS, the Securities Commissioner has considered the testimony and evidence submitted at the hearing on September 25, 2000, along with the supporting briefs and proposed findings; and

     WHEREAS, the Findings of Fact and Conclusion of Law set forth above are hereby adopted.

     NOW, THEREFORE, IT IS ORDERED that the offerors are hereby prohibited from proceeding with their takeover offer and purchasing any shares tendered in response to the takeover offer until such time as they amend or modify their takeover statement to satisfy the following conditions:

        (a) Offerors shall provide a reconciliation of American Union's financial statements, prepared in accordance with statutory accounting principles (SAP), such that offerors' disclosure may be considered under generally accepted accounting principles (GAAP), or otherwise affirmatively demonstrate that such reconciliation could not be prepared and produced absent unreasonable cost or expense;

        (b) Offerors shall provide an auditors' report regarding American Union's SAP based financial statements, or otherwise affirmatively demonstrate that audited financial statements could not be prepared or produced absent unreasonable cost or expense;

        (c) Offerors shall provide in Item 10 of the takeover statement an adequate description of the source of the funds and consideration to be used to finance the takeover offer;

        (d) Offerors shall provide the required disclosure relative to the amount of Gregory and Tracy Shepard's net worth constituting illiquid assets and the magnitude of guarantees or contingencies that may negatively affect their net worth; and

     IT IS FURTHER ORDERED that the Securities Commissioner shall retain jurisdiction over this matter for the purpose of conducting any further proceedings that

                                      12
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may properly come before the Securities Commissioner including, but not limited to, any proceedings to determine whether any amendments or modifications to the takeover statement satisfy the above-stated conditions; and

     IT IS FURTHER ORDERED that even in the event that the offerors are able to satisfy the above-stated conditions, they shall not purchase any shares tendered in connection with the takeover offer until the necessary approval of the takeover offer is obtained from the Indiana Insurance Commissioner; and

     IT IS FURTHER ORDERED that the offerors shall bear the expenses, including costs incurred by the Securities Division, in connection with this proceeding.

     ORDERED at Indianapolis, Indiana this 4th day of October, 2000.



            [SEAL]                         SUE ANNE GILROY
                                           INDIANA SECRETARY OF STATE

                                           /s/ Bradley W. Skolnik
                                           BRADLEY W. SKOLNIK
                                           INDIANA SECURITIES COMMISSIONER

                                      13
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                     AFFIDAVIT OF SERVICE -- BY FACSIMILE,
                       FOLLOWED BY U.S. FIRST CLASS MAIL


     Judith A. Smith, Enforcement CoordInator, being duty sworn, states that she served the attached and foregoing FINDINGS OF FACT, CONCLUSIONS OF LAW AND FINAL ORDER, upon. all Counsel of Record, by Facsimile at the following numbers:

    Bryce H. Bennett, Jr.
    Raymond T. Seach                                 686-8027

    Arthur P. Kalleres,
    Stephen J. Hackman,
    Mark Barnes
    A. James Chareq                                  592-4666


and followed by Regular U.S. First Class Mail, Postage Prepaid, addressed as follows:


                           Bryce H. Bennett, Jr.
                           Raymond T. Seach
                           RILEY BENNETT & EGLOFF, LLP
                           One American Square, Box 82035
                           Indianapolis, IN 46282

                           Arthur P. Kalleres; Stephen J. Hackman,
                           Mark Barnes; and A. James Chareq
                           ICE MILLER
                           One American Square, Box 82001
                           Indianapolis, IN 46282

on this 4th day of October, 2000.

     A copy was also hand-delivered to Kathleen Guymon Blackham and Panick J. Sanders of the Indiana Securities Division.

                                              /s/ Judith A. Smith
                                              -------------------
                                                          Afflant